FOR IMMEDIATE RELEASE

Norfolk Southern announces service changes in response
to upcoming Positive Train Control deadline

NORFOLK, Va., Oct. 20, 2015 – Norfolk Southern Corporation (NYSE: NSC) today said its rail operating subsidiaries will no longer accept shipments of Poisonous-Inhalation-Hazard commodities, effective Dec. 1, 2015. PIH commodities in transit on Dec. 1 will be delivered to destination by Dec. 31. Additionally, passenger and commuter trains operated by Amtrak, Virginia Railway Express, and Metra will be prohibited by law from operating on NS after Dec. 31.

The cessation of service – effective across the entire NS rail network – is required to comply with federal safety laws that become effective after Dec. 31, the government’s deadline for installation of PTC. Despite investment of more than $1 billion to date, NS will not meet the deadline.

The status of non-PIH traffic interchanged with other railroads and freight operations on the Northeast Corridor after Dec. 31 is currently under review.

“We remain hopeful that Congress will grant the railroad industry an extension of the PTC deadline and appreciate the consideration elected officials and regulators are giving this issue,” said James A. Squires, Norfolk Southern chairman, president and CEO. “However, in order to conduct lawful operations on Jan. 1, 2016, and beyond, we must plan ahead to clear affected loaded and empty freight cars from our system.

“Norfolk Southern sincerely regrets the inconvenience that customers, passengers, and commuters will experience,” Squires said. “Our strong hope is that Congress will act quickly and decisively to allow us to restore full access to our rail network.”

Squires noted that NS is installing PTC on the required lines and equipment as fast as is safe and practical. “PTC is one of the most complex technology implementations in our history,” he said. “It is in everyone’s interest – railroads, customers, suppliers, and communities – that adequate time is devoted to installation, testing, and implementation. Norfolk Southern is committed to getting this right.”

About Norfolk Southern
Norfolk Southern Corporation (NYSE: NSC) is one of the nation’s premier transportation companies. Its Norfolk Southern Railway Company subsidiary operates approximately 20,000 route miles in 22 states and the District of Columbia, serves every major container port in the eastern United States, and provides efficient connections to other rail carriers. Norfolk Southern operates the most extensive intermodal network in the East and is a major transporter of coal, automotive, and industrial products.

Media Inquiries:
Frank Brown, 757-629-2710 (fsbrown@nscorp.com)

Investor Inquiries:
Katie Cook, 757-629-2861 (InvestorRelations@nscorp.com)

http://www.norfolksouthern.com